UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

March 30, 2005
Date of Report (Date of Earliest Event Reported)

HARRIS INTERACTIVE INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-27577	16-1538028

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

135 Corporate Woods, Rochester, New York	14623

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number Including Area Code: (585) 272-8400

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 – FINANCIAL INFORMATION

Item 2.05. Costs Associated with Exit or Disposal Activities.

On March 30, 2005, the Board of Directors of Harris Interactive Inc. (the “Company”) determined that the Company’s Japan operations, being telephone-based, no longer coincide with the Company’s long-term strategic objectives. Thus, the Board approved a plan to sell the Company’s Japanese subsidiaries ("HI Japan"). The Company intends to continue building Internet panel relationships in Japan.

Currently, the Company is in the process of identifying potential buyers or other interested parties, and expects a disposition of HI Japan to be completed as soon as practicable, but in no event later than March 31, 2006.

The Company has not yet been able to make a determination of a meaningful range of estimated costs associated with, amounts to be incurred in connection with, and amounts of the charge that will result in future cash expenditures through the sale of HI Japan. Prior to the filing of its financial statements for the fiscal quarter ended March 31, 2005, the Company will determine the estimated costs expected to be incurred in connection with the sale of HI Japan. The disposition plan could result in asset impairments, contract termination costs, severance related charges and other charges depending upon the final outcome of the sale process. Any such charges would be reflected in the Company’s financial statements for the fiscal year ended June 30, 2005 or subsequent fiscal quarters.

The Company will file an amended Form 8-K when it has determined the estimated charges to be incurred.

Item 2.06. Material Impairments.

The Company has not yet been able to establish a meaningful estimate of the amount or range of amounts of the impairment charge to the goodwill associated with the sale of its HI Japan operations as described in Item 2.05 above, or the amount or range of amounts of the impairment charge that will result in future cash expenditures. Prior to the filing of its financial statements for the quarter ended March 31, 2005, the Company will determine the estimated impairment charge.

The Company will file an amended Form 8-K when it has determined the estimated impairment charge.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARRIS INTERACTIVE INC. (Registrant)
By:	/s/ Frank J. Connolly, Jr.
	Name:	Frank J. Connolly, Jr.
	Title:	Chief Financial Officer and Corporate Secretary (Principal Financial Officer)

Dated: April 5, 2005